NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 16, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 04, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Cambrex Corporation and Catalog Merger Sub Inc., a wholly owned direct subsidiary of Catalog Intermediate Inc., which are controlled by investment funds advised by Permira Advisers LLC became effective before the open on December 4, 2019. Each share of Cambrex Corporation Common Stock was converted into USD 60.00 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 04, 2019.